Exhibit 99.5

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

Contact:	Amanda Butler
201-791-7600

SEALED AIR ANNOUNCES TERMINATION OF TENDER OFFER AND CONSENT SOLICITATION FOR 7.875% SENIOR NOTES DUE 2017

ELMWOOD PARK, N.J., Thursday, November 15, 2012 – Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced that it has terminated its previously announced cash tender offer to purchase any and all of the outstanding $400 million in aggregate principal amount of 7.875% Senior Notes due 2017 of the Company, CUSIP No. 81211KAP5, (the “2017 Notes”) and the related consent solicitation with respect to the indenture governing the 2017 Notes on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated November 13, 2012 (as it may be amended or supplemented from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”). The Statement and Letter of Transmittal are referred to herein collectively as the “Offer Documents.” All 2017 Notes previously tendered and not withdrawn will be promptly returned to their respective tendering holders.

The Company’s previously announced cash tender offer to purchase any and all of the outstanding $400 million in aggregate principal amount of 5.625% Senior Notes due 2013 of the Company, CUSIP No. 81211KAJ9, (the “2013 Notes”) and the related consent solicitation with respect to the indenture governing the 2013 Notes is not being terminated, but the minimum amount of aggregate proceeds of the Company’s previously announced new notes offering required to satisfy the financing condition with respect to the 2013 Notes is being reduced from $800 million to $400 million. In addition to the change to the financing condition, the complete terms and conditions of the offer for the 2013 Notes are set forth in the Statement and remain in full force and effect.

BofA Merrill Lynch has been engaged to act as the exclusive dealer manager and solicitation agent in connection with the tender offers and the consent solicitations with respect to the 2013 Notes and the 2017 Notes. Any questions regarding the termination of the tender offer and the consent solicitation with respect to the 2017 Notes or the terms of the tender offer and the consent solicitation with respect to the 2013 Notes should be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) or (980) 387-3907 (collect). Any questions regarding procedures for tendering Notes and delivering Consents or any request for additional copies of the Offer Documents should be directed to Global Bondholder Services Corporation by phone at (866) 470-4500 or (212) 430-3774 or in writing at 65 Broadway – Suite 404, New York, NY 10006.

The tender offer and the consent solicitation with respect to the 2013 Notes are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the 2013 Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any 2013 Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release also is not a solicitation of consents to the proposed amendments to the indentures and the 2013 Notes. No recommendation is made as to whether holders of the Notes should tender their 2013 Notes or give their consents.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries.

Forward-Looking Statements

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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